Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-230452 on Form S-8 of our report dated April 4, 2019 relating to the consolidated financial statements of Stealth BioTherapeutics Corp and subsidiaries appearing in this Annual Report on Form 20-F of Stealth BioTherapeutics Corp and subsidiaries for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 4, 2019